                  RESMED ANNOUNCES RECORD FINANCIAL RESULTS FOR
                  QUARTER AND NINE MONTHS ENDED MARCH 31, 2003

SAN DIEGO, California, April 22, 2003 ResMed Inc. (NYSE: RMD) announced record revenue and income results for the quarter and nine months ended March 31, 2003.

Revenue for the quarter was $69.0 million, an increase of 31% over the quarter ended March 31, 2002. Income from operations and net income for the March 31, 2003, quarter increased to $17.1 million and $12.3 million respectively, an increase of 26% and 33%, on adjusted fiscal 2002 comparables (see reconciliation table at end of press release). On a GAAP basis, the net income result of $12.3 million represents $0.35 per share (on a fully diluted basis), up from $0.31 per share in the March 2002 quarter.

Selling, general and administration (SG&A) costs for the quarter were $21.0 million, an increase of $4.6 million over the same period in fiscal 2002. The increase in SG&A related primarily to an increase in selling and administration personnel to meet expanding opportunities in the sleep-disordered breathing market, the inclusion of Servo Magnetics Inc. (SMI) after its May 2002 acquisition, and litigation costs associated with outstanding patent infringement lawsuits against competitors. SG&A expenditure as a percentage of revenue was 30% in the March quarter compared to 31% for the same period in fiscal 2002 and 32% in the quarter ended December 2002.

Research and development expenditure, at 7.3% of revenues, increased during the three months ended March 31, 2003, to $5.1 million from $3.8 million in the quarter ended March 31, 2002. The increase of 34% in research and development outlays reflects ResMed's continuing commitment to innovation within its product portfolio, as well as an ongoing commitment to clinical research and product development, particularly in the evolving hypertension, stroke and congestive heart failure markets. The increase was also affected by a stronger Australian dollar.

For the nine months ended March 31, 2003, revenues were $192.9 million, an increase of 30% over the $147.8 million for the nine months ended March 31, 2002. Net income for the nine months was $32.2 million or $0.94 per share, compared with net income of $27.7 million or $0.81 per share for the same period in fiscal 2002. Net income increased by 16% over the prior year period, or by 20% against adjusted fiscal 2002 comparables.

Inventories of $49.3 million were higher this quarter compared to the December 2002 quarter, predominantly reflecting a foreign currency translation impact from a weaker US dollar. Inventory turnover improved 8 days from the December quarter. Accounts receivable days sales outstanding, at 68 days, were consistent with the December 2002 quarter and continue to compare favorably to industry peers.

Peter C. Farrell PhD, Chairman and Chief Executive Officer, commented, "These record profit and revenue results for the March quarter reflect ResMed's continuing strong sales and profit growth. Our operating cash flow for the March quarter was a record-breaking $17.0 million. Domestic sales increased by 27% over the March 2002 quarter to a record $33.8 million, reflecting very healthy domestic demand for our sleep-disordered breathing products as well as contributions from our recently acquired subsidiary, SMI. This growth occurred despite the full discontinuation of our direct U.S. distribution of MedCare diagnostic products in the quarter. International sales increased by a healthy 35%, over the March 2002 quarter, reflecting growth across all European markets as well as a stronger Euro."

Dr. Farrell also commented, "We continue to move forward in the overlapping areas of sleep-disordered breathing and cardiovascular disease. Together with Guidant Corporation, we co-sponsored a satellite symposium on sleep-disordered breathing and heart disease at the American College of Cardiology's 52nd Annual Scientific Session. We also announced our strategic alliance with MedCath Corporation, a national provider of cardiovascular services. We are working with MedCath and its cardiologist partners to help them screen, diagnose, and treat their patients' sleep-disordered breathing."

Dr. Farrell concluded, "Finally, we were pleased to receive ongoing recognition from the investment community during the quarter. Investor's Business Daily ranked ResMed among `The Stable Seventy' public companies that it singled out in its March 27, 2003 edition as providing `stellar, steady earnings growth over an extended period.' Similarly, on April 7, 2003, Forbes.com included ResMed as one of `The 25 Fastest-Growing Tech Companies.' We were particularly gratified because both groups used criteria based on the past five years of performance in making their evaluations. We manage our business for long-term success, and we are proud of our record over the eight years we have been public. This result marks the 32nd consecutive quarter in which we have achieved record revenue and earnings."

Looking forward, we project the overall market for our products to continue to grow at an approximate 20% annual rate over the next 12-18 months. We continue to believe that our annual revenue growth will exceed this market growth rate.

ResMed is a leading developer, manufacturer, and marketer of medical equipment for the diagnosis, treatment, and management of sleep-disordered breathing, selling a comprehensive range of products in over 60 countries.

ResMed will host a conference call at 1:30 p.m. Pacific Daylight Time (PDT) today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed's Web site at www.resmed.com. Please allow extra time prior to the call to visit the site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (800) 642-1687 (domestic) and +1 (706) 645-9291 (international) and entering conference ID No. 9859588.

Further information can be obtained by contacting Wal Flicker at ResMed Inc, San Diego, (858) 746-2211, or by visiting the Company's multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding the Company's future revenue and earnings projections, the development of new markets for the Company's products, and the performance and potential of the Company's new products, are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for its most recent fiscal year.

                           RESMED INC. & SUBSIDIARIES
                  Consolidated Statements of Income (Unaudited)
                    (In US$ thousands, except per share data)

                                          Three months ended              Nine months ended
                                               March  31,                      March  31,
                                          2003            2002            2003            2002
                                      ------------    ------------    ------------    ------------
Net revenue                           $     68,996    $     52,776    $    192,875    $    147,829
Cost of sales                               25,809          19,005          70,152          51,388
                                      ------------    ------------    ------------    ------------
Gross profit                                43,187          33,771         122,723          96,441
                                      ------------    ------------    ------------    ------------

Operating expenses:

Selling, general and administrative         21,013          16,408          59,735          45,467
Research and development                     5,068           3,792          14,299          10,770
Donation to Research Foundation                  -           1,000               -           1,000
                                      ------------    ------------    ------------    ------------
Total operating expenses                    26,081          21,200          74,034          57,237
                                      ------------    ------------    ------------    ------------
Income from operations                      17,106          12,571          48,689          39,204
                                      ------------    ------------    ------------    ------------

Other income (expenses), net:
Gain on debt extinguishment                      -           2,989             529           2,989
Interest income (expense), net                (505)           (893)         (2,131)         (2,461)
Other income, net                            1,406             433             121             471
                                      ------------    ------------    ------------    ------------
Total other income (expenses), net             901           2,529          (1,481)            999
                                      ------------    ------------    ------------    ------------
Income before income taxes                  18,007          15,100          47,208          40,203


Income taxes                                (5,757)         (4,721)        (15,003)        (12,507)
                                      ------------    ------------    ------------    ------------
Net income                            $     12,250    $     10,379    $     32,205    $     27,696
                                      ------------    ------------    ------------    ------------


Basic earnings per share              $       0.37    $       0.32    $       0.98    $       0.87
Diluted earnings per share            $       0.35    $       0.31    $       0.94    $       0.81

Basic shares outstanding                    33,065          32,217          32,980          31,992
Diluted shares outstanding                  34,564          33,924          34,343          34,101

                           RESMED INC. & SUBSIDIARIES
                     Consolidated Balance Sheets (Unaudited)
               (In US$ thousands except share and per share data)

                                                                               March 31,        June 30,
                                                                                  2003            2002
                                                                              ------------    ------------
ASSETS
Current assets:
Cash and cash equivalents                                                     $     93,715    $     72,860
Marketable securities - available for sale                                           9,586          19,979
Accounts receivable, net                                                            52,636          46,199
Inventories                                                                         49,305          41,173
Deferred income taxes                                                                9,357           9,289
Prepaid expenses and other current assets                                            5,468           4,213
                                                                              ------------    ------------
Total current assets                                                               220,067         193,713
                                                                              ------------    ------------
Property, plant and equipment, net of accumulated depreciation                      92,199          79,279
Patents, net of accumulated amortization                                             3,137           2,653
Goodwill                                                                            98,639          92,536
Other assets                                                                         6,221           8,010
                                                                              ------------    ------------
Total assets                                                                  $    420,263    $    376,191
                                                                              ------------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                              $     16,027    $     11,605
Accrued expenses                                                                    16,664          15,273
Income taxes payable                                                                 6,111           6,905
Payable for property purchase                                                        6,331          11,552
Deferred revenue                                                                     5,704           3,636
Current portion of deferred profit on sale leaseback                                 2,077           1,933
                                                                              ------------    ------------
Total current liabilities                                                           52,914          50,904
                                                                              ------------    ------------
Non Current Liabilities:
Deferred Revenue                                                                     7,007           5,402
Deferred profit on sale and leaseback                                                2,424           3,705
Convertible subordinated notes                                                     113,250         123,250
                                                                              ------------    ------------
Total non-current liabilities                                                      122,681         132,357
                                                                              ------------    ------------
Total liabilities                                                             $    175,595    $    183,261
                                                                              ------------    ------------
Stockholders' Equity:

Preferred stock, $0.01 par value, 2,000,000 shares authorized; none issued               -               -

Series A Junior Participating preferred stock, $0.01 par value, 250,000
shares authorized; none issued                                                           -               -

Common Stock $0.004 par value 100,000,000 shares authorized; issued and outstanding 33,126,910 at March 31, 2003 and 32,818,160 at June 30, 2002
(excluding 415,365 and 290,047 shares held as Treasury stock respectively)             133             132
Additional paid-in capital                                                          98,715          94,153
Retained earnings                                                                  146,848         114,643
Treasury stock                                                                     (11,415)         (7,873)
Accumulated other comprehensive income (loss)                                       10,387          (8,125)
                                                                              ------------    ------------
Total stockholders' equity                                                    $    244,668    $    192,930
                                                                              ------------    ------------
Total liabilities and stockholders' equity                                    $    420,263    $    376,191
                                                                              ------------    ------------

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In managing its business, ResMed makes use of certain non-GAAP financial measures to take account of certain one-time items. These measures, "Income from Operations, as adjusted," and "Net Income, as adjusted" are reconciled to the attached financial statements as noted below.

                                        Three months ended   Nine months ended
                                             March 31,           March 31,
                                          2003      2002      2003      2002
                                        --------  --------   --------  --------
Income from Operations, as reported     $ 17,106  $ 12,571   $ 48,689  $ 39,204

Donation to Research Foundation                -     1,000          -     1,000

Income from Operations, as adjusted     $ 17,106    13,571    $48,689    40,204
                                        --------  --------   --------  --------

Percentage change from previous year's
Income from Operations, as reported           36%                  24%
                                        --------             --------
Percentage change from previous year's
Income from Operations, as adjusted           26%                  21%
                                        --------             --------

Net Income, as reported                   12,250    10,379     32,205    27,699
Donation to Research Foundation                -       650          -       650
Gain on debt extinguishment                    -    (1,853)      (328)   (1,853)
                                        --------  --------   --------  --------
Net Income, as adjusted                 $ 12,250  $  9,176   $ 31,877  $ 26,496
                                        --------  --------   --------  --------

Percentage change from previous year's
Net Income, as reported                       18%                  16%
                                        --------             --------
Percentage change from previous year's

Net Income, as adjusted                       33%                  20%
                                        --------             --------

ResMed believes that the provision of these measures provides useful information to investors in period-to-period evaluation of performance. Among other things, the above measures may exclude such items as refinancing transactions, donations to medical research foundations and other associated transactions outside the Company's normal business operations. Management uses these measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to employee performance compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.